Exhibit 99.1

Press Release

NEW DRAGON ASIA CORPORATION ANNOUNCES RECEIPT OF NYSE AMEX NOTICE

Longkou, China – February 10, 2011 – New Dragon Asia Corporation (NYSE Amex: NWD) (“NWD” or “Company”), one of China’s leading producers of instant noodles, flour-related products and soybean derived products, today announced that on February 4, 2011 it received a letter from NYSE Amex LLC (the “Exchange”) indicating that the Company no longer complies with Exchange’s continued listing standards due to the below deficiencies, as set forth in Section 1003(f) of the Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange.

•	Sections 132(e) and 1003(d) of the Company Guide, in that the Company failed to adequately respond to the Exchange's information requests.
•	Section 704 of the Company Guide, in that the Company failed to hold an annual meeting during the 2010 fiscal year.
•	Section 301 of the Company Guide in that the Company failed to provide a supplemental listing application in relation to all issued shares that have not been previously authorized by the Exchange.
•
Section 1003(f)(v) of the Company Guide in that the Exchange informed the Company on October 5, 2010 that the selling price of the Company's Class A common stock was abnormally low. The selling price continues to be abnormally low and it is unclear when the Company will be able to hold a shareholders' meeting to obtain the authorization for a reverse stock split to cure this deficiency; and

•
Section 1003(f)(iii) of the Company Guide in that the Company or its management has engaged in operations, which, in the opinion of the Exchange, are contrary to the public interest by invalidly issuing the shares of Class A Common Stock in excess of the amount permitted under its charter. The Company has failed to provide a satisfactory response as to how and when it will resolve the problem of such shares, as it is unclear when the Company will be able to hold its annual meeting and whether the proposed ratification of the issuance of the shares at that meeting would be effective under Florida law.

The Company intends to appeal this determination and request a hearing before a committee of the Exchange. There can be no assurance that the Company’s request for continued listing will be granted.

About NWD
New Dragon Asia Corp., a Florida corporation (AMEX: NWD) is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers.  As the fourth largest instant noodle manufacturer in China, New Dragon Asia markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year.  Instant noodles are also exported to a growing number of countries.

Contact Information
Ling Wang
(86) 535 – 8951 567
Email: lingwang@newdragonasia.com